EXHIBIT 2.0

AMERICAN BONANZA GOLD CORP.

STOCK OPTION PLAN

Effective March 24, 2005

1.                  Purpose

1.1                The purpose of this Stock Option Plan (the “Plan”) is to advance the interests of American Bonanza Gold Corp. (“Bonanza” or the “Corporation”) and its shareholders by enhancing the ability of Bonanza to attract and retain the best available talent and to encourage the highest level of performance by senior officers, key employees, directors and eligible consultants of Bonanza and of its subsidiaries through ownership of common shares (“Common Shares”) in Bonanza.

2.                  Administration

2.1                The Plan will be administered by the Board of Directors of Bonanza (the “Board”). The Board may delegate the administration of the Plan to a committee to the extent permitted by applicable law, in which case all references to the “Board” hereunder will refer to the committee. The Board will have authority, consistent with the Plan:

(a)      to grant options priced in accordance with this Plan;

(b)      to prescribe the form of certificate evidencing grants of options to optionees and any other instruments required under the Plan and to change such forms from time to time;

(c)      to adopt, amend and rescind rules and regulations for the administration of the Plan, provided however, that except as specified in §5.4, if the Common Shares of Bonanza are listed on an Exchange (as defined below), no amendment which would increase the maximum number of Common Shares for which options may be granted will be made by the Board without the approval of the Exchange, as defined below; and

(d)      to interpret and administer the Plan and to decide all questions and settle all controversies that may arise in connection with the Plan, all of which decisions of the Board will be final and conclusive.

3.                  Compliance with Laws

3.1                Transactions under the Plan are intended to comply with all relevant provisions of law, including, without limitation, the Securities Act and the regulations thereunder of British Columbia, the province in which Bonanza is resident, and the jurisdictions in which optionees may reside (together, the “Applicable Laws”), and the requirements of any stock exchange or market upon which the Common Shares may then be listed or quoted (the “Exchange”). To the extent any provision of the Plan or action by the Board fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

3.2                Bonanza will not be obligated to issue and deliver any Common Shares pursuant to the exercise of any option until, in the opinion of Bonanza’s counsel, all Applicable Laws and Exchange requirements have been complied with. Without limiting the generality of the foregoing, Bonanza may require from the person exercising the option such investment representation, undertaking or agreement, if any, as counsel for Bonanza may consider necessary in order to comply with the Applicable Laws.

4.                  Eligibility

4.1                The Board may from time to time authorize the grant of options to anyone who is at the time of such authorization:

(a)      a senior officer or key employee (“Employee”) of Bonanza or any subsidiary of Bonanza (“Subsidiary”), meaning any corporation, partnership, joint venture or other entity in which Bonanza owns or controls, directly or indirectly, not less than 50% of the total voting power or equity interests, and includes a subsidiary of a subsidiary;

(b)      subject to the Applicable Laws, a person providing ongoing consulting services (a “Consultant”) to Bonanza or a Subsidiary;

(c)      a member of the Board of Bonanza or of a Subsidiary (a “Director”); or

(d)      subject to Applicable Laws, a corporation owned by an Employee, Consultant or Director.

5.                  Shares Subject to the Plan

5.1                Subject to adjustment as provided in §5.4:

(a)      the number of Common Shares to be issued or allotted and reserved for issuance from time to time upon the exercise of options granted under the Plan will not at any point in time exceed 10% of the number of issued Common Shares of the Corporation, on an undiluted basis, at the time of the granting of options under the Plan;

(b)      the number of Common Shares to be issued to Insiders (as defined in the policies of the Exchange) pursuant to the exercise of options granted under the Plan and all other share compensation arrangements, in any one year period, will not exceed 10% of the issued and outstanding shares of the Corporation;

(c)      no Optionee of Bonanza will hold options for more than 5% of the issued and outstanding Common Shares; and

(d)      the aggregate number of Common Shares to be issued upon the exercise of options granted under the Plan to all Consultants from time to time will not exceed 2% of the issued and outstanding Common Shares.

5.2                If any option granted under the Plan terminates or is cancelled without having been exercised in full, the number of Common Shares unpurchased as to which such option was not exercised will be available for future grants within the limits set forth in §5.1. If an option granted under this Plan is exercised, the number of Common Shares purchased shall be available for future grants within the limits set forth in §5.1.

5.3                No fractional Common Shares will be issued under this Plan.

5.4                In the event of a stock split, consolidation or reclassification or other change in Bonanza’s capital, other than an issue of Common Shares or by way of stock dividend, the number and exercise price of options will be adjusted by the Board to preserve the rights of the participants in this Plan substantially proportionate to those existing prior to such event.

6.                  Terms and Conditions of Options

6.1                All options granted under the Plan will be subject to the following terms and conditions:

(a)      The per-share exercise price of each option granted will be not less than the market price (the “Market Price”) of a Common Share on the date an option is granted, where Market Price will be determined as follows:

(i)      if the Common Shares are not listed on an Exchange, the Market Price as determined in good faith by the Board at the time of the grant, having regard to the last price at which Common Shares were sold to arms' length investors and subsequent events; and

(ii)     if the Common Shares are listed on an Exchange the closing price per Common Share for the trading day immediately preceding the day on which Board grants the option, or such other way as is required by the Exchange.

(b)      The latest date on which an option may be exercised will be the fifth anniversary of the date the option was granted.

(c)      Unless otherwise specifically determined by the Board and evidenced in the stock option certificate duly signed on behalf of the Corporation, the options shall vest on the following schedule: 33% of the options granted to each optionee under the Plan will become vested on the grant date, or at such other time as may be established by the Board at the time of grant, 34% on the first anniversary of the grant date and the balance on the second anniversary of the grant date, or at the discretion of the Board, another vesting schedule which is no less than 18 months from the date of grant. Optionees may not exercise options until they have vested.

(d)      Any exercise of an option must be in writing, signed by the proper person and delivered or mailed to Bonanza, accompanied by any documents required by the Board and payment in full as provided below for the number of Common Shares for which the option is exercised (minimum 100 Common Shares).

(e)      The price of Common Shares purchased on the exercise of an option must be paid in full by cash, bank draft or money order payable to the order of Bonanza; if an optionee pays by uncertified cheque, then Bonanza may delay issuing the share certificates until the cheque has cleared.

(f)      No option or any interest therein will be transferable or assignable otherwise than by will or pursuant to the laws of succession.

(g)      An optionee will have no rights as a shareholder of Bonanza with respect to any Common Shares covered by any option until such time as and to the extent only that such option has been exercised.

(h)      If any optionee ceases to be eligible for a grant of options under this Plan for any reason (a “Termination”), except the death of an optionee, all options granted to the optionee under the Plan and then held by the optionee will, to the extent such options were vested and exercisable immediately prior to Termination, expire on the date of Termination.

(i)      In the event of the death of an optionee, all options granted to the optionee under the Plan and held by the optionee immediately before death will, to the extent such options were vested and exercisable at that time, continue to be exercisable by the legal representative of the optionee for a period of 12 months following the death of the optionee or until the expiration date of the option if earlier. After such time, the options will terminate.

(j)      Subject to §5.1(k) and compliance with the policies of the Exchange, the Board may amend the terms of options granted under this Plan, provided that unless such amendment has the effect of reducing the benefits of the option to the Optionee, such amendment shall be subject to the prior approval of the Exchange and, where required by the Exchange, the shareholders of the Corporation; and

(k)      If the Corporation wishes to reduce the exercise price of any outstanding options held by any person who is an “insider” as defined by the Exchange, the Corporation shall first obtain such disinterested shareholder approval as may be required by the Exchange.

7.                 Additional Provisions Concerning U.S. Optionees

7.1                Options granted to a bone fide Employee subject to personal income tax under the United States Internal Revenue Code (the “Code”), (such Employee referred to in this section as a “U.S. Employee”) will be Incentive Stock Options as that term is defined in the Code.

7.2                Options granted to an optionee who is subject to personal income tax under the Code who is not an Employee will not be Incentive Stock Options, and any written agreement with such an optionee for a grant of options under the Plan will state that the options granted thereunder are Non-Qualifying Stock Options for U.S. income tax purposes.

7.3                In addition to the terms and conditions of options granted under the Plan listed in §6 above, options granted to a U.S. Employee will be subject to the following terms and conditions:

(a)      options will be designated in the written option agreement between the U.S. Employee and Bonanza as Incentive Stock Options; and

(b)      if the U.S. Employee is directly or indirectly the beneficial owner of 10% or more of the combined voting power of all classes of shares in the capital of Bonanza or a Subsidiary at the time an option is granted to the U.S. Employee, the exercise price of such option will be equal to at least 110% of the Market Value of Bonanza’s Common Shares.

7.4                If a U.S. Employee is granted options under the Plan, the written option agreement with the U.S. Employee will contain acknowledgements by the U.S. Employee that:

(a)      notwithstanding a designation of options granted to a U.S. Employee as Incentive Stock Options, to the extent that the aggregate Market Value of the Common Shares subject to options which are exercisable for the first time by any U.S. Employee during any calendar year exceeds US $100,000, such excess options will not be treated as Incentive Stock Options; and

(b)      in order for options granted under the Plan to be treated as Incentive Stock Options:

(i)      Common Shares purchased on the exercise of an option must not be sold or otherwise disposed of within two years from the date the option was granted, or within 1 year from the date the option was exercised; and

(ii)     the U.S. Employee must maintain his status as a U.S. Employee at all times during the period beginning on the date the option is granted and ending on the date 30 days before the date the option is exercised.

7.5                The acknowledgement of the U.S. Employee in 7.4(d)(ii)B above does not confer upon the U.S. Employee any right with respect to continuation of his employment relationship with Bonanza, nor will it interfere in any way with Bonanza’s right to terminate his employment relationship at any time, with or without cause.

8.                  Tax Consequences of Plan

8.1                Notwithstanding §7, Bonanza does not assume responsibility for the income or other tax consequences for optionees or persons eligible under the Plan and they are advised to consult with their own tax advisors.

9.                  Effect of Certain Corporate Transactions

9.1                In the event of a consolidation or merger in which Bonanza is not the surviving company, or in the event its outstanding shares are converted into securities of another entity or exchanged for other consideration, or in the event of an offer for Common Shares being made by a third party that constitutes a take-over bid as that term is defined in the Securities Act (British Columbia) or would constitute a take-over bid as that term is defined in the Securities Act (British Columbia) but for the fact that the offeree is not in British Columbia, all outstanding options will immediately vest and all options granted to the optionee under this plan and held by the optionee will continue to be exercisable after Bonanza has sent notice to each of the optionees to exercise the options only for a period of 30 days from the date of such notice or until the expiration of the option, if earlier. After such time, the options will terminate, provided, however, that if such transaction does not close, all such options will be deemed not to have vested nor expired.

10.                Lock-Up or Pooling Agreement

10.1               All Optionees agree to sign the reasonable terms of any pooling agreement or other temporary restriction on resale that may be required or imposed by any securities regulatory authority or by an underwriter in connection with the public offering of the Corporation's securities.

11.                 Term of Plan

11.1                The Plan will become effective on March 24, 2005 and shall terminate 10 years thereafter.

12.                 Amendments to Plan

12.1                The Board may amend, terminate, suspend or discontinue the Plan, in whole or in part or revoke or cancel any action taken therewith. Subject to §13, amendments to the Plan, from time to time, will become effective on the later of the date of the approval of such amendments by the Board, the date of the approval of such amendments by the Exchange and the date of the approval of such amendments by the shareholders of the Corporation, if shareholder approval for such amendments is required by the Exchange.

13.                 Prior Approval

13.1                The Plan and any subsequent amendments thereto, other than an amendment which has the effect of reducing the benefits of the Plan to Optionees or an amendment which is of a housekeeping nature, are subject to the prior approval of the Exchange, and accordingly once the Common Shares are listed on an Exchange, no option granted under the Plan shall be exercised prior to these approvals having been obtained by Corporation.

Dated March 24, 2005.

AMERICAN BONANZA GOLD CORP.

“Giulio T. Bonifacio”

Per:
Authorized Signatory